Exhibit 10.2

RETENTION AND CHANGE IN CONTROL AGREEMENT

This RETENTION AND CHANGE IN CONTROL AGREEMENT (the “Agreement”), is effective as of February 8, 2013 (the “Effective Date”) by and between TRANZYME, INC., a Delaware corporation (the “Company”), and RHONDA L. STANLEY, an individual residing in Raleigh, North Carolina (the “Executive”).

WHEREAS, the Company employs the Executive and wishes to provide certain benefits to the Executive in the event (i) the Executive’s remains employed by the Company until September 30, 2013 (the “Retention Bonus Date”) or, alternatively, the Company terminates the Executive’s employment without Cause termination prior to the Retention Bonus Date, or (ii) the Company terminates the Executive’s employment without Cause or the Executive resigns for Good Reason in connection with a Change of Control.

NOW, THEREFORE, the Company and the Executive, each intending to be legally bound hereby, do mutually covenant and agree as follows:

1.             Conditions to Payment of Retention Bonus.  To earn any part of the Retention Bonus (as defined below), the Executive must remain employed with the Company in a full-time capacity through the Retention Bonus Date. For the avoidance of doubt, except as otherwise provided in this Agreement, if the Executive’s employment ends for any reason prior to the Retention Bonus Date, the Executive will not be entitled to any part the Retention Bonus.

2.             Retention Bonus.  If the Executive remains employed by the Company until the Retention Bonus Date, she will be entitled to a retention bonus in an amount equal to 50% of Employee’s then annual base salary (the “Retention Bonus”).  The Retention Bonus shall be less applicable deductions and withholdings and, if earned, shall be paid on the Company’s first payroll date after the Retention Bonus Date.

3.             Eligibility for Severance Benefits Pursuant to this Agreement.  The Executive shall be eligible for certain Severance Benefits under this Agreement if the Executive’s employment is terminated:  (i) by the Company without Cause (other than by reason of her death or disability) either prior to the Retention Bonus Date or in immediate anticipation of, concurrently with, or within twelve months following a Change of Control; or (ii) by the Executive for Good Reason in immediate anticipation of, concurrently with, or within twelve months following a Change of Control.  For the avoidance of doubt, in no event shall the Executive be entitled to severance pay and benefits pursuant to this Agreement and any other contract, plan or program.

4.             Definitions.

(a)           For purposes of this Agreement, a “Change of Control” shall be deemed to have occurred:

(i)            If any person (as such term is used in sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (other than the

Company or any trustee or fiduciary holding securities under an employee benefit plan of the Company) becomes a beneficial owner (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing more than 50% of the voting power of the then outstanding securities of the Company; provided that, a Change of Control shall not be deemed to occur as a result of a transaction in which the Company becomes a subsidiary’ of another corporation and in which the stockholders of the Company, immediately prior to the transaction, will beneficially own, immediately after the transaction, shares entitling such stockholders to more than 50% of all votes to which all stockholders of the parent corporation would be entitled in the election of directors (without consideration of the rights of any class of stock to elect directors by a separate class vote).

(ii)           Upon the consummation of (A) a merger or consolidation of the Company with another corporation where the stockholders of the Company, immediately prior to the merger or consolidation, will beneficially own, immediately after the merger or consolidation, shares entitling such stockholders to less than 50% of all votes to which all stockholders of the surviving corporation would be entitled in the election of directors (without consideration of the rights of any class of stock to elect directors by a separate class vote), or (B) a sale or other disposition of all or substantially all of the assets of the Company.  For purposes of clarity, any change in the majority ownership of the Company that results solely from an equity financing event (i.e., an event pursuant to which existing stockholders are not transferring or selling existing shares), shall in no event constitute a Change of Control hereunder.

(b)           For purposes of this Agreement “Cause” shall be determined by the Company and shall mean:

(i)            The Executive’s continued or repeated failure to perform in any material respect the duties assigned to the Executive which is not corrected by the Executive within thirty (30) days after written notice of such breach is provided to the Executive by the Company and Executive is granted an opportunity to review such notice, in person or telephonically with the Company;

(ii)           Embezzlement or theft of money or material property by the Executive from the Company;

(iii)          The Executive’s conviction of a felony or serious misdemeanor or other crime involving moral turpitude during the term of Executive’s employment with the Company;

(iv)          Material dishonesty by the Executive which is materially detrimental to the interest and well-being of the Company; or

(v)           Gross negligence, recklessness or willful misconduct of the Executive directly related to the performance of the Executive’s duties hereunder that causes, or could reasonably be expected to cause, material harm to the Company.

(c)           For purposes of this Agreement, “Good Reason” shall mean the existence, concurrently with or following a Change of Control, without the consent of the Executive, of any of the following events:  (1) the Executive’s duties and responsibilities or salary are substantially reduced or diminished; (2) the Company materially breaches its obligations under this Agreement; or (3) the Executive’s place of employment is relocated by more than 50 miles.  In addition to any requirements set forth above, in order for any of the above events to constitute “Good Reason”, (A) the Executive must provide the Company with written notice of the existence of the event with reasonable specificity within 90 days of the initial existence of the event, (B) the Company shall not have fully cured the existence of such event within 30 days following receipt of such written notice, and (C) the Executive must terminate her employment with the Company for such “Good Reason” no later than the tenth business day immediately following the expiration of the applicable cure period without the Company curing.

5.             Severance Benefits.

(a)           Upon a Termination by the Company without Cause Prior to the Retention Bonus Date and not in Connection with a Change of Control.  Upon the termination of the Executive’s employment by the Company without Cause (other than by reason of her death or disability) prior to the Retention Bonus Date that is not in immediate anticipation of, concurrent with or within twelve months following a Change of Control, and provided that the Executive timely enters into, does not revoke and complies with a separation agreement in a form provided by the Company that shall include a general release against the Company and related persons and entities, a non-disparagement provision and a reaffirmation of any Restrictive Covenant Agreements (as defined below) (a “Release”), the following shall occur:

(i)            the Company shall pay to the Executive severance in the form of salary continuation (“Salary Continuation”) for the six (6) month period immediately following the date of termination (the “Salary Continuation Period), such Salary Continuation to commence within 60 days of the date of termination, provided, however, that if the 60-day period begins in one calendar year and ends in a second calendar year, the Salary Continuation shall commence in the second calendar year.  Each Salary Continuation payment is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2) and the initial installment shall include a catch-up payment to cover amounts retroactive to the day immediately following the date of termination.  The above notwithstanding, if the Executive receives or is entitled to receive compensation in connection with any employment or consulting relationship with any other person or entity during the Salary Continuation Period (“Outside Compensation”), the Salary Continuation shall be reduced on a dollar for dollar basis by the Outside Compensation.  The Executive agrees to report promptly any Outside Compensation to the Company and reimburse promptly the Company in the event of an overpayment of Salary Continuation; and

(ii)           if the Executive was participating in the Company’s group health plan immediately prior to the date of termination and elects health continuation under 29 U.S.C. §1161 et seq. (commonly known as “COBRA”), then the Company shall pay to the Executive a monthly cash payment until the earlier of (i) the date that is the end of the Salary Continuation Period, or (ii) the date the Executive obtains new employment or otherwise becomes ineligible for COBRA (in any event, the “Benefit Continuation Period”), in an amount equal to the monthly employer contribution that the Company would have made to provide health insurance to the Executive if the Executive had remained employed by the Company through the end of the Benefit Continuation Period.

For the avoidance of doubt in no event shall the Executive be entitled to (i) the Retention Bonus and to Severance Benefits pursuant to this Section 5(a); or (ii) to Severance Benefits pursuant to this Section 5(a) and to severance pay or benefits pursuant to any other provision(s) of this Agreement or pursuant to any other contract, plan or program.

(b)           Upon a Termination by the Company without Cause, or by the Executive for Good Reason, in Connection with a Change of Control.  Upon the termination of the Executive’s employment by the Company for any reason other than for Cause (other than by reason of her death or disability), or by the Executive for Good Reason, in immediate anticipation of, concurrently with, or within twelve months following a Change of Control, and provided that the Executive timely enters into, does not revoke and complies with a Release, the Company shall pay the Executive:

(i)            an amount equal to six months’ of her then-current base salary payable in a single lump sum;

(ii)           an amount equal to:  (i) the percentage of her annual base salary that Executive received as a bonus payment for the calendar year immediately preceding the year of termination, multiplied by (ii) the base salary the Executive received in the year of termination (excluding payments made pursuant to Section 2(b)(i) hereof), such amount to be paid in a single lump sum; and

(iii)          an amount equal to the cost of the premium for continued health insurance coverage at the same average level and on the same terms and conditions which applied immediately prior to the date of the Executive’s termination for six months from the date of termination; provided, however, the Executive must properly elect and maintain continued health insurance coverage.  Such payments shall be made directly to the Company’s health insurance provider at the times provided for pursuant to the Company’s health insurance plan.  If the Executive was not participating in the Company’s group health insurance plan at the time of her termination of employment, the Company shall pay the Executive an amount equal to the monthly payment the Executive is making to obtain individual health insurance coverage at the same average level and on the same terms and conditions which applied immediately prior to the date of the Executive’s termination, such amount to be paid no later than the last business day of each month commencing the month immediately following the month in which the Executive’s employment terminated and continuing for five months thereafter (i.e., a total of six monthly payments).  The Executive shall be required to provide satisfactory proof of her payment of such premiums in accordance with the Company’s normal expense reimbursement policy.

If all conditions necessary to establish the Executive’s entitlement to the payments specified in this Section 5(b) have been satisfied, such payments shall be paid in full within five business days after the effective date of the Release, and in any event no later than March 15 of the calendar year following the calendar year in which the Executive’s employment terminated.

For the avoidance of doubt, and notwithstanding anything in this Agreement to the contrary, in no event shall the Executive be entitled (i) to receive Severance Benefits under Section 5(a) and Section 5(b) of this Agreement; or (ii) to receive severance pay or benefits pursuant to this Agreement and pursuant to any other contract, plan or program.

6.             Additional Limitation.

(a)           Anything in this Agreement to the contrary notwithstanding, in the event that the amount of any compensation, payment or distribution by the Company to or for the benefit of the Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, calculated in a manner consistent with Section 280G of the Code and the applicable regulations thereunder (the “Severance Payments”), would be subject to the excise tax imposed by Section 4999 of the Code, the following provisions shall apply:

(i)            If the Severance Payments, reduced by the sum of (A) the Excise Tax and (B) the total of the federal, state, and local income and employment taxes payable by the Executive on the amount of the Severance Payments which are in excess of the Threshold Amount, are greater than or equal to the Threshold Amount, the Executive shall be entitled to the full amount of Severance Payments.

(ii)           If the Threshold Amount is less than (x) the Severance Payments, but greater than (y) the Severance Payments reduced by the sum of (A) the Excise Tax and (B) the total of the federal, state, and local income and employment taxes on the amount of the Severance Payments which are in excess of the Threshold Amount, then the Severance Payments shall be reduced (but not below zero) to the extent necessary so that the sum of all Severance Payments shall not exceed the Threshold Amount.  In such event, the Severance Payments shall be reduced in the following order:  (1) cash payments not subject to Section 409A of the Code; (2) cash payments subject to Section 409A of the Code; (3) equity-based payments and acceleration; and (4) non-cash forms of benefits.  To the extent any payment is to be made over time (e.g., in installments, etc.), then the payments shall be reduced in reverse chronological order.

(b)           For the purposes of this Section 3, “Threshold Amount” shall mean three times the Executive’s “base amount” within the meaning of Section 280G(b)(3) of the Code and the regulations promulgated thereunder less one dollar ($1.00); and “Excise Tax” shall mean the excise tax imposed by Section 4999 of the Code, and any interest or penalties incurred by the Executive with respect to such excise tax.

(c)           The determination as to which of the alternative provisions of Section 3(a) above shall apply to the Executive shall be made by a nationally recognized accounting firm selected by the Company (the “Accounting Firm”), which shall provide detailed supporting calculations both to the Company and the Executive within 15 business days of the Date of Termination, if applicable, or at such earlier time as is reasonably requested by the Company or the Executive.  For purposes of determining which of the alternative provisions of Section 3(a) above shall apply, the Executive shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation applicable to individuals for the calendar year in which the determination is to be made, and state and local income taxes at the highest marginal rates of individual taxation in the state and locality of the Executive’s residence on the Date of Termination, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes.  Any determination by the Accounting Firm shall be binding upon the Company and the Executive.

7.             Section 409A.

(a)           Anything in this Agreement to the contrary notwithstanding, if at the time of the Executive’s “separation from service” within the meaning of Section 409A of the Code, the Company determines that the Executive is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, then to the extent any payment or benefit that the Executive becomes entitled to under this Agreement on account of the Executive’s separation from service would be considered deferred compensation subject to the 20 percent additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, such payment shall not be payable and such benefit shall not be provided until the date that is the earlier of (A) six months and one day after the Executive’s separation from service, or (B) the Executive’s death.

(b)           The parties intend that this Agreement will be administered in accordance with Section 409A of the Code.  To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner so that all payments hereunder comply with Section 409A of the Code.  The parties agree that this Agreement may be amended, as reasonably requested by either party, and as may be necessary to fully comply with Section 409A of the Code and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to either party.

(c)           All in-kind benefits provided and expenses eligible for reimbursement under this Agreement shall be provided by the Company or incurred by the Executive during the time periods set forth in this Agreement.  All reimbursements shall be paid as soon as administratively practicable, but in no event shall any reimbursement be paid after the last day of the taxable year following the taxable year in which the expense was incurred.  The amount of in-kind benefits provided or reimbursable expenses incurred in one taxable year shall not affect the in-kind benefits to be provided or the expenses eligible for reimbursement in any other taxable year.  Such right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

(d)           To the extent that any payment or benefit described in this Agreement constitutes “non-qualified deferred compensation” under Section 409A of the Code, and to the extent that such payment or benefit is payable upon the Executive’s termination of employment, then such payments or benefits shall be payable only upon the Executive’s “separation from service.”  The determination of whether and when a separation from service has occurred shall be made in accordance with the presumptions set forth in Treasury Regulation Section 1.409A-1(h).

(e)           The Company makes no representation or warranty and shall have no liability to the Executive or any other person if any provisions of this Agreement are determined to constitute deferred compensation subject to Section 409A of the Code but do not satisfy an exemption from, or the conditions of, such Section.

8.             Withholding.  All payments made by the Company to the Executive under this Agreement shall be net of any tax or other amounts required to be withheld by the Company under applicable law.

9.             Consent to Jurisdiction.  To the extent that any court action is permitted consistent with or to enforce this Agreement, including any Restrictive Covenant Agreement (as defined below), the parties hereby consent to the jurisdiction of the federal and state courts of Wake County, North Carolina.  Accordingly, with respect to any such court action, the Executive (a) submits to the personal jurisdiction of such courts; (b) consents to service of process; and (c) waives any other requirement (whether imposed by statute, rule of court, or otherwise) with respect to personal jurisdiction or service of process.

10.          Integration.  This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes in all respects all prior agreements between the parties concerning such subject matter, including, without limitation, any offer letter or employment agreement; provided, this Agreement shall not affect the Executive’s obligations under any agreement that the Executive executed with respect to noncompetition, nonsolicitation and/or assignment of inventions (“Restrictive Covenant Agreements”), the terms of which are in full force and effect and incorporated by reference herein; provided further, this Agreement shall not affect the Executive’s rights and obligations under the Company’s stock plan or any stock option agreement(s) applicable to equity grants made to the Executive (collectively the “Equity Documents”), all of which shall remain in full force and effect.

11.          Enforceability.  If any portion or provision of this Agreement (including, without limitation, any portion or provision of any Section of this Agreement) shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

12.          Waiver.  No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party.  The failure of any party to require the performance of any term or obligation of this Agreement, or the waiver by any party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

13.          Notices.  Any notices, requests, demands and other communications provided for by this Agreement shall be sufficient if in writing and delivered in person or sent by a nationally recognized overnight currier service of by registered or certified mail, postage prepaid, return receipt requested, to the Executive at the last address the Executive has filed in writing with the Company, or to the Company at its main office, attention of the Board of Directors.

14.          Amendment.  This Agreement may be amended or modified only by a written instrument signed by the Executive and by a duly authorized representative of the Company.

15.          Governing Law.  This is a North Carolina contract and shall be construed under and be governed in all respects by the laws of the State of North Carolina, without giving effect to the conflict of laws principles of such State.  With respect to any disputes concerning federal law, such disputes shall be determined in accordance with the law as it would be interpreted and applied by the United States Court of Appeals for the Fourth Circuit.

16.          Successor to Company.  This Agreement (including, to the extent applicable, obligations with respect to the Retention Bonus and Severance Benefits) shall be binding on any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company.  For the avoidance of doubt and notwithstanding anything in this Agreement to the contrary, the Employee shall not be entitled to any Severance Benefits under this Agreement solely as a result of the ending of the Employee’s employment with the Company in connection with a transaction if the Employee becomes an employee of any such direct or indirect successor.

17.          Counterparts.  This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be taken to be an original; but such counterparts shall together constitute one and the same document.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

COMPANY:

TRANZYME, INC.

By:	/s/ Vipin K. Garg, Ph.D.
Printed Name:	Vipin K. Garg, Ph.D.
Title:	President & CEO

EXECUTIVE:

/s/ Rhonda L. Stanley
Rhonda L. Stanley